Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
WEBMETHODS, INC.
at
$9.15 Net Per Share of Common Stock
by
WIZARD ACQUISITION, INC.
a wholly-owned subsidiary of
SOFTWARE AG, INC.
a wholly-owned subsidiary of
SOFTWARE AG

April 18, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated April 18, 2007 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Wizard Acquisition, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Software AG, Inc., a Delaware corporation (“Software AG USA”), which is a wholly-owned subsidiary of Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“Parent”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (“Shares”) of webMethods, Inc., a Delaware corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.                The tender price is $9.15 per Share, net to you in cash without interest, less any required withholding taxes.

2.                The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on May 15, 2007, unless extended (as extended, the “Expiration Date”).

3.                The Offer is conditioned upon, among other things, (1) there being validly tendered in accordance with the terms of the Offer, prior to the expiration of the Offer, and not withdrawn, Shares of the Company, that, together with any Shares then owned by Parent and its subsidiaries (including the Purchaser), represent a majority of the total number of Shares then outstanding on a fully-diluted basis, (2) any waiting periods or approvals under applicable antitrust laws having expired, been terminated or been obtained and (3) the period of time for the review process by the Committee on Foreign Investment in the United States (“CFIUS”) having expired or been terminated, with a determination having been made by CFIUS or the President of the United States that there are no issues of national security sufficient to warrant investigation or block the proposed transaction.

4.                Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by American Stock Trust & Transfer Company (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

WEBMETHODS, INC.

by

WIZARD ACQUISITION, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated April 18, 2007, and the related Letter of Transmittal, in connection with the offer by Wizard Acquisition, Inc. to purchase all outstanding shares of common stock, par value $0.01 per share (“Shares”) of webMethods, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered	SIGN HERE

Shares*	Signature(s)

Name(s)
Dated , 2007
Address(es)

(Zip Code)

*                    Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.